Exhibit 99.(e)(2)(E)

FOURTH AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This Fourth amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of August 3, 2023, by and between American Beacon Select Funds and Foreside Financial Services, LLC (together, the “Parties”) is effective as of September 8, 2026.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated list of Funds; and,

WHEREAS, Section 8(d) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3. Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

American Beacon Select Funds		Foreside Financial Services, LLC

By:	/s/ Terri McKinney	By:	/s/ Teresa Cowan

Name:	Terri McKinney	Name:	Teresa Cowan

Title:	Vice President	Title:	President

Date:	9/8/2026	Date:	9.8.26

EXHIBIT A

American Beacon AHL Trend ETF

American Beacon GLG Natural Resources ETF

American Beacon Ionic Inflation Protection ETF

American Beacon Aberdeen Municipal High Income ETF

American Beacon The London Company Income Equity ETF

American Beacon Structured IncomeTRAX ETF

American Beacon SiM High Income ETF

American Beacon CIFC Active CLO ETF